Exhibit 99.5

From: Grier, John F Sent: Friday, January 24, 2025 6:33:35 PM To: Whatley, Mark Cc: Adavikolanu, Rohith Subject: [EXTERNAL] FW: Top Gun response to Whatley PLEASE BE CAUTIOUS: This email originated from outside of Evercore. Do not click links or open attachments unless you recognize the sender and know the content is safe. Mark, I asked Barry and Bill to address some of the questions you asked yesterday. Their response is below. Roh and I are happy to follow up at your convenience. Best, John Sent with BlackBerry Work ( www.blackberry.com ) From: Biffle, Barry Date: Friday, Jan 24, 2025 at 6:20 ථ PM To: Grier, John F [BKG - IB] Cc: Bill Franke brianfranke Andrew Broderick Link, Brian [BKG - IB] Adavikolanu, Rohith [BKG - IB] Patel, Sagar1 [BKG - IB] Grasberger, Nick [BKG - IB] Subject: Top Gun response to Whatley John: You have asked Bill and I to address several questions that Mark Whatley of Evercore raised yesterday. Please find our responses below. Question 1 . Why now? Saturn is just a few weeks from exit and we are proposing they stay in Chapter 11 for additional months . This imposes considerable costs and risks on then . Why does this need to happen now, why not wait until they exit and then engage? There are several reasons. First, under the current standalone plan, you will emerge highly levered, losing money at the operating level and this would not be a transaction we would pursue. Standalone, Saturn emerges over 8x levered and it takes two years to get down to 5x (still a high level). Pro forma, the companies would emerge close to 5x while we wait for the synergies to kick in. Your debt construct also encumbers all the 2 remaining collateral at high LTVs. Secondary liquidity that we might need during the integration period would be unavailable were we to need it. The second reason relates to that last point. If Saturn emerges standalone as per its plan, we think the company is so weak and highly levered as to attract predatory competitive attacks, and we worry that Saturn could be quickly weakened to the point that a merger is not a prudent risk. Further, we don’t know what Saturn’s proposed management team is, and a new team in place may struggle to find the right commercial fixes the company needs, exacerbating what could be a tough re - entry. The sooner we can take control of the combined companies, the sooner we can stabilize Saturn . If you pursue the current standalone plan, it will be some time before we could contemplate reengaging, if at all . Question 2. What is different now from late last year when you walked away? Last year we saw several significant liquidity holes and uncertainties that needed to be plugged. In addition to the operating cash flow requirements, we identified substantial risk around the contract and compliance with covenants. Combining all of the above, our diligence identified a ~$500 million gap and that assumed that Saturn was successful delivering substantial improvement to your yields over the next several quarters. The partial settlement of the contract removed some of that uncertainty, and the $350 million creditor equity contribution less the Chapter 11 costs plus slightly lower debt helps bridge that gap. Any external shock (competitive response, higher fuel prices or the like) or a miss on your revenue forecast and the cash required to fund the Saturn operations to a successful recovery could increase materially. There has been some relief in that the revenue environment generally has improved, which mitigates some of what we saw as too large a risk. Barry IMPORTANT INFORMATION: This email is from Evercore. For further information about the particular Evercore entity which has sent you this email, please click here . The information in this email (and any attachment) is confidential, is intended only for use of the intended recipient(s) and must not be used by any other person. If you have received this email in error, please inform Evercore immediately and delete the original. The security, accuracy and ti meliness of electronic communications cannot be assured and Evercore does not accept any liability for any virus, malware or similar. If you do not wish to receive certain communications from which you are entitled to unsubscribe under applicable law, please contact the sender of this email to unsubscribe. DISCLAIMER: Evercore does not provide tax advice and does not provide services to retail customers. Evercore reserves the right to monitor and record electronic and telephone communications made by or to its personnel for regulatory or operational purposes. PRIVACY: The personal information contained in this email and any attachment, including the names and email address of any and all recipients, and any personal information provided in response to this email, is, to the extent applicable, handled by Evercore in accordance with its Privacy Notice which can be found here . Thank you. Disclaimer Please see our updated privacy policies (http s://www.pwpartners.com/privacy - notic es) as well as important information regarding email disclosures (htt ps://www.pwp art ners.com/email - d i sclosures) 3